Exhibit 4.12
Private & Confidential
Dated 5 July 2010
BETA ELEPHANT INC
as Borrower
the financial institutions listed in Schedule 1 as Original Lenders arranged by
DEUTSCHE BANK AG, LONDON BRANCH
with
DEUTSCHE BANK LUXEMBOURG S.A.
as Agent
DEUTSCHE BANK LUXEMBOURG S.A.
as Security Agent
guaranteed by
SOLAR VLCC CORPORATION
FACILITY AGREEMENT
for
$57,500,000 Loan Facility

THIS AGREEMENT is dated 5 July 2010 and made between:
(1)	BETA ELEPHANT INC (the Borrower);

(2)	SOLAR VLCC CORPORATION (the Parent);

(3)	DEUTSCHE BANK AG, LONDON BRANCH as mandated lead arranger (the Arranger);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(5)	DEUTSCHE BANK LUXEMBOURG S.A. as agent for the other Finance Parties (the Agent); and

(6)	DEUTSCHE BANK LUXEMBOURG S.A. as security agent for the Finance Parties (the Security Agent).
IT IS AGREED as follows:
SECTION 1 — INTERPRETATION
1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 25 (Bank accounts).

Account Bank means, in relation to an Account, the Earnings Account Bank in respect of the Earnings Account, the Debt Service Reserve Account Bank in respect of the Beta Debt Service Reserve Account or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.

Account Security means, in relation to an Account, a deed or other instrument by the Borrower or, as the case may be, the Parent in favour of the Security Agent in an agreed form conferring a Security Interest over that Account and, in the case of the Debt Service Reserve Account, such Security Interest shall include a deposit account control agreement.

Accounting Reference Date means 31 December or such other date as may be approved by the Lenders.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under clause 30.11 (Resignation of the Agent).
Alpha Account Security means, in relation to an Account (as defined in the Alpha Facility Agreement) a deed or other instrument by the Alpha Guarantor or, as the case may be, the Parent in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.
Alpha Building Contract Addendum means the Building Contract Addendum (as defined in the Alpha Facility Agreement).
Alpha Deferred Instalment I has the meaning given to the expression “First Deferred Instalment” in the Alpha Building Contract Addendum.
Alpha Deferred Instalment II has the meaning give to the expression “Second Deferred Instalment” in the Alpha Building Contract Addendum.
Alpha Facility Agreement means the facility agreement dated on or around the date of this Agreement between the Alpha Guarantor as borrower, the financial institutions listed therein as original lenders, Deutsche Bank AG, London Branch as arranger, and Deutsche Bank Luxembourg S.A. as agent and security agent (together, the Alpha Finance Parties).
Alpha General Assignment means a first assignment of its interest in the Insurances, Earnings and Requisition Compensation of the Alpha Ship by the Alpha Guarantor in favour of the Security Agent in the agreed form.
Alpha Guarantee means the guarantee by the Alpha Guarantor in favour of the Security Agent in the agreed form.
Alpha Guarantor means the person specified as such in Schedule 1 (The original parties).
Alpha Manager’s Undertaking means an undertaking by any Manager (as defined in the Alpha Facility Agreement) of the Alpha Ship to the Security Agent in the agreed form.
Alpha Mortgage means a first mortgage of the Alpha Ship in the agreed form by the Alpha Guarantor in favour of the Security Agent.
Alpha Security Documents means the Alpha Facility Agreement, the Alpha Guarantee, the Alpha Mortgage, the Alpha General Assignment, the Alpha Manager’s Undertaking, the Alpha Account Security and the Alpha Share Security.
Alpha Share Security means the document constituting a first Security Interest by the Parent in favour of the Security Agent in the agreed form in respect of all the shares in the Alpha Guarantor.

Alpha Ship means the ship described as such in Schedule 2 (Ship information).
Approved Technical Manager means any of the technical managers listed in Schedule 6 or any other person appointed as technical managers by the Borrower, with the prior written consent of the Agent (acting on the instructions of the Majority Lenders).
Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved firm.
Basel 2 Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.
Basel 2 Approach means, in relation to any Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by that Lender (or any of its Affiliates) for the purposes of implementing or complying with the Basel 2 Accord.
Basel 2 Regulation means (a) any law or regulation implementing the Basel 2 Accord or (b) any Basel 2 Approach adopted by the Lender.
Beta Debt Service Reserve Account means any Account designated as the “Beta Debt Service Reserve Account” under clause 25 (Bank accounts).
Break Costs means the amount (if any) by which:
(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means the person specified as such in Schedule 2 (Ship information).
Building Contract means the shipbuilding contract specified in Schedule 2 (Ship information) and shall, for the avoidance of doubt, include the Building Contract Addendum.

Building Contract Addendum means the addendum to the Building Contract specified in Schedule 2 (Ship information).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Luxembourg.
Change of Control occurs when the Borrower ceases to be a direct wholly-owned subsidiary of the Parent.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.
Classification means the classification specified in Schedule 2 (Ship information) with the Classification Society or another classification approved by the Majority Lenders as its classification, at the request of the Borrower.
Classification Society means the classification society specified in Schedule 2 (Ship information) or another classification society approved by the Majority Lenders as its Classification Society, at the request of the Borrower.
Commercial Manager means the person specified as such in Schedule 2 (Ship information) or any other person appointed by the Borrower, with the prior written consent of the Agent (acting on the advice and instructions of the Majority Lenders), as the Commercial Manager of the Ship and includes its successors and assigns.
Commitment means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Confidential Information means all information relating to an Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	any Obligor is required to provide to a Finance Party under the Finance Documents whether upon request or otherwise.
Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).
Co-ordination Agreement means the co-ordination agreement dated on or around the date of this Agreement between the Original Lender, the Security Agent, the Borrower and the Builder.
Debt Service Reserve Account Bank means Deutsche Bank Trust Company Americas of 60 Wall Street, 28th Floor, New York, NY 10005, United States of America.
Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.
Deferred Instalment I has the meaning given to the expression “First Deferred Instalment” in the Building Contract Addendum.
Deferred Instalment II has the meaning given to the expression “Second Deferred Instalment” in the Building Contract Addendum.

Delivery means the delivery and acceptance of the Ship by the Borrower under the Building Contract.
Delivery Date means the date on which Delivery occurs.
Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.
Earnings Account means any Account designated as an “Earnings Account” under clause 25 (Bank accounts).
Earnings Account Bank means Deutsche Bank AG, London Branch.
Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement and preservation costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.
Environmental Claims means:
(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)
any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
Event of Default means any event or circumstance specified as such in clause 27 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).
Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.
Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.
Fee Letter means any letter dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and/or, as the case may be, the Security Agent and the Borrower) setting out any of the fees referred to in clause 11 (Fees).
Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrower.
Finance Party means the Agent, the Security Agent, either Arranger or a Lender.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)
any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.
Flag State means the country specified in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lenders, at the request of the Borrower, as being the “Flag State” for the purposes of the Finance Documents.
Fleet Vessel means the Ship and any other vessel owned, operated, managed or crewed by any Group Member, TMT Co. Ltd. or any Subsidiaries of TMT Co. Ltd.
GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.
General Assignment means a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the Borrower in favour of the Security Agent in the agreed form.
Group means the Parent and its Subsidiaries for the time being and, for the purposes of clause 19.1 (Financial statements), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.
Group Member means any Obligor and any other entity which is part of the Group.
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Indemnified Person means:
(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, employees or agents of any of the above persons.

Insurance Notice means a notice of assignment in the form scheduled to the General Assignment or in another approved form.
Insurances means, in relation to the Ship:
(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of the Ship’s owner or the joint names of its owner and any other person in respect of or in connection with the Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).
Interbank Market means the London interbank market.
Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).
Junior Security Documents means such second priority and third party security documents over or relating to the Ship as the Agent may permit the Borrower to execute in favour of the Builder as security for its obligations under the Building Contract pursuant to the Co-ordination Agreement.
Last Availability Date means 31 July 2010 (or such later date as may be approved by the Lenders).
Legal Reservations means:
(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
Lender means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Loss Payable Clauses means the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the General Assignment or in another approved form.
Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.
Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).
Manager means the Commercial Manager or the Approved Technical Manager.
Manager’s Undertaking means an undertaking by any Manager of the Ship to the Security Agent in the agreed form pursuant to clause 21.7 (Manager).
Material Adverse Effect means, in the opinion of the Majority Lenders, a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Mortgage means a first mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent.
Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

MOU means the memorandum of understanding dated 7 June 2010 between the Builder, the Borrower and the Alpha Guarantor.
Noel means the person specified as such in Schedule 1 (The original parties).
Obligors means the Borrower, the Alpha Guarantor and the Parent and Obligor means any one of them.
Original Security Documents means:
(a)	the Mortgage;

(b)	the General Assignment;

(c)	the Share Security;

(d)	the Account Security;

(e)	the Co-ordination Agreement;

(f)	any Manager’s Undertaking if required under clause 21.7 (Manager); and

(g)	the Alpha Security Documents.
Parent means the company described as such in Schedule 1 (The original parties).
Parent Guarantee means the obligations of the Parent under clause 17 (Guarantee and indemnity).
Participating Member State means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Maritime Liens means, in relation to the Ship:
(a)
unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not (except with the prior written consent of the Majority Lenders) exceeding the Major Casualty Amount;

(b)	any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)	any lien on the Ship for salvage; and

(d)
liens arising in the ordinary course of trading by statute or by operation of law in respect of obligations, having a quantum of no more than $1,500,000 in aggregate at any time, which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Ship.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:
(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien; or

(c)	is approved by the Majority Lenders (whether by the Co-ordination Agreement or otherwise).

(d)
any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of that Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps with a reserve of such overdue amount having been established in a blocked account which has been charged to the Security Agent) and subject, in the case of liens for repair or maintenance, to clause 22.15 (Repairer’s liens).

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Ship, the Borrower’s title to the Ship and the Mortgage under the laws of its Flag State.
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repayment Date means the date falling three years after the Utilisation Date.
Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.12 (No filing or stamp taxes), clauses 18.14 (No Default) to 18.21 (Accounting Reference Date) and clause 18.25 (No immunity).
Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.
Security Agent includes any person as may be appointed as such under clause 30.11 (Resignation of the Agent) as applied by clause 30.19 (Application of certain clauses to Security Agent).
Security Documents means:
(a)	the Original Security Documents;

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Value means, at any time until the Ship has become a Total Loss, the amount in dollars which, at that time, is the value of the Ship (or, if less, the maximum amount capable of being secured by the Mortgage) as most recently determined in accordance with this Agreement.
Share Security means the document constituting a first Security Interest by the Parent in favour of the Security Agent in the agreed form in respect of all of the shares in the Borrower.
Ship means the ship described as such in Schedule 2 (Ship information).
Ship Representations means each of the representations and warranties set out in clauses 18.26 (Ship status) and 18.27 (Ship’s employment).
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Technical Management Agreement means the technical management agreement between the Borrower and the Approved Technical Manager substantially in the form set out in Schedule 7 (Form of Technical Management Agreement).
Total Commitments means the aggregate of the Commitments, being $57,500,000 at the date of this Agreement.
Total Loss means, in relation to a vessel, its:
(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture or seizure for more than 45 days; or

(d)	arrest or detention for more than 45 days.
Total Loss Date means, in relation to the Total Loss of a vessel:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 45 days after the date upon which it happened.

Total Loss Repayment Date means where the Ship has become a Total Loss the earlier of:
(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.
Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
Trust Property means, collectively:
(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)
the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)
all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)
all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
Utilisation means the making of the Loan.

Utilisation Date means the date on which a Utilisation is made.
Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).
VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature wherever imposed.
1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any of the Finance Documents to:
(a)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to Central European Time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)
the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	agreed form means:
(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(ii)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(h)
approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent (on such conditions as the Agent may impose) and approval and approve shall be construed accordingly;

(i)	assets includes present and future properties, revenues and rights of every description;

(j)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(k)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(l)	control of an entity means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(ii)
the holding beneficially of more than 50% of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital), and controlled shall be construed accordingly;
(m)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(n)	dollar/$ means the lawful currency of the United States of America;

(o)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(p)	a government entity means any government, state or agency of a state;

(q)
a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(r)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(s)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:
(i)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month, and the above rules in paragraphs (i) to (ii) will only apply to the last month of any period;
(t)	an obligation means any duty, obligation or liability of any kind;

(u)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(v)	pay, prepay or repay in clause 26 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(w)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(x)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel 2 Regulation;

(y)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(z)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(aa)
(i) the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(bb)	wholly-owned subsidiary has the meaning given to that term in section 1159 of the Companies Act 2006; and

(cc)	a provision of law is a reference to that provision as amended or re-enacted.
1.2.2
Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.3	Section, clause and Schedule headings are for ease of reference only.

1.2.4
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.2.6
Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Third party rights

1.3.1
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

1.3.2	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

SECTION 2 — THE FACILITY
2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3
A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 30.24 (All enforcement action through the Security Agent)) and 31.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Completion of delivery

The Commitments shall initially be made solely for the purpose of assisting the Borrower in paying part of the final delivery instalment to the Builder or the Builder’s order under the Building Contract upon delivery of the Ship.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to Utilisation) in form and substance satisfactory to the Agent.

4.2	Conditions precedent on Delivery

The Total Commitments shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent on Delivery) in form and substance satisfactory to the Agent.

4.3	Notice to Lenders

The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Utilisation; and

(b)	all of the representations set out in clause 18 (Representations) are true.
4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

SECTION 3 — UTILISATION
5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. five Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day falling on or before the Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).
5.3	Currency and amount

The currency specified in a Utilisation Request must be in dollars and must not exceed the Total Commitments. Only one Utilisation may be made.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

5.4.3
The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan, in each case by 11:00 a.m. four Business Days before the proposed Utilisation Date.

5.4.4
The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

SECTION 4 — REPAYMENT, PREPAYMENT AND CANCELLATION
6	Repayment

6.1	Repayment

On the Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall be repaid in full, together with a premium of 3% of the Loan then outstanding.

7	Illegality, prepayment and cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

7.2.1	The Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control.

7.2.2
If a Change of Control occurs, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, cancel the Total Commitments with effect from a date specified in that notice which is at least 30 days after the giving of the notice and declare that all or part of the Loan be payable on demand after such date, on which date it shall become payable on demand by the Agent on the instructions of the Majority Lenders.

7.3	Voluntary prepayment

The Borrower may, if it gives the Agent not less than 30 nor more than 60 days (or such other period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5,000,000 and is a multiple of $5,000,000, on the last day of an Interest Period in respect of the amount to be prepaid.

7.4	Voluntary prepayment fee

In the event a voluntary prepayment is made pursuant to clause 7.3 (Voluntary prepayment), the Borrower shall pay to the Agent (for distribution to the Lenders) a fee calculated in the following manner:

7.4.1
in the case of a voluntary prepayment made before the date falling 18 months after the Utilisation Date, in an amount determined by the Lenders to be the present value of all future interest payments in respect of the amount prepaid pursuant to clause 7.3 (Voluntary prepayment) from the date of prepayment until the Repayment Date using a discount rate of the rate applicable to US treasury bonds as at the date of the notice of prepayment under clause 7.3 (Voluntary prepayment) for a period maturing on or about the Repayment Date, such fee to be advised by the Lenders to the Agent not later than five Business Days prior to the proposed date of prepayment and the Agent shall promptly notify the Borrower of such fee;

7.4.2
in the case of a voluntary prepayment made on or after the date falling 18 months after the Utilisation Date but before the date falling 24 months after the Utilisation Date at 2% of the amount prepaid pursuant to clause 7.3 (Voluntary prepayment) together with accrued interest; and

7.4.3
in the case of a voluntary prepayment made on or after the date falling 24 months after the Utilisation Date but before the Repayment Date at 3% of the amount prepaid pursuant to clause 7.3 (Voluntary prepayment) together with accrued interest.

7.5	Right of replacement or cancellation and prepayment in relation to a single Lender

7.5.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with clause 7.5.4.

7.5.2	On receipt of a notice referred to in clause 7.5.1 above, the Commitment of that Lender shall immediately be reduced to zero.

7.5.3
On the last day of each Interest Period which ends after the Borrower has given notice under clause 7.5.1 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

7.5.4
The Borrower may, in the circumstances set out in clause 7.5.1, on 30 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to transfer (and, to the extent permitted by law, that Lender shall transfer) pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 28 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)
the Break Costs which would have been payable to such Lender pursuant to clause 10.1 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the transfer; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the transfer.
7.5.5	The replacement of a Lender pursuant to clause 7.5.4 shall be subject to the following conditions:
(a)	the Borrower shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(c)	in no event shall the Lender replaced under clause 7.5.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.
7.6	Total Loss

If the Ship becomes a Total Loss before the Total Commitments have become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced to zero. On the Total Loss Repayment Date:

(a)	the Total Commitments will be reduced to zero; and

(b)	the Borrower shall prepay the Loan.

7.7	Mandatory cancellation

If, prior to a Delivery:
(a)	the Building Contract is for any reason and by any method cancelled, terminated or rescinded; or

(b)	a competent court or arbitration panel decides that the Building Contract has been validly cancelled, terminated or rescinded; or

(c)
the Borrower disposes of its rights under the Building Contract (whether this be by way of assignment, novation or otherwise) or the Borrower wrongfully cancels, terminates or rescinds the Building Contract, then the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date ten Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments and the Total Commitments shall then be reduced to zero.

7.8	Alpha Ship

If the Alpha Ship becomes a Total Loss (as defined in the Alpha Facility Agreement), the Borrower or the Parent shall procure that on the Total Loss Repayment Date (as defined in the Alpha Facility Agreement) the net total loss proceeds remaining following the prepayment in full of the sums owing under the Alpha Facility Agreement are applied (and the payment of any reasonable expenses as may be approved) in part prepayment of the Loan.

7.9	Automatic cancellation

Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

7.10	Restrictions

7.10.1
Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.10.2
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty save for payment of the fee under clause 7.4 (Voluntary prepayment fee).

7.10.3	The Borrower may not reborrow any part of the Facility which is prepaid.

7.10.4	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.10.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.10.6	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

7.10.7
If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders shall be reduced rateably.

SECTION 5 — COSTS OF UTILISATION
8	Interest

8.1	Rate of interest

The rate of interest on the Loan is fixed at 9% per annum.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3	Default interest

8.3.1
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is 2.5% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.5% higher than the rate which would have applied if the overdue amount had not become due.
8.3.3
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9	Interest Periods

9.1	Interest Periods

9.1.1	Each Interest Period for the Loan shall be for a period running to either 31 January, 30 April, 31 July or 31 October (as the case may be) in any given year.

9.1.2	No Interest Period shall extend beyond the Repayment Date.

9.1.3
The first Interest Period for the Loan shall start on the Utilisation Date and shall expire at the end of the relevant Interest Period determined pursuant to clause 9.1.1 and each subsequent Interest Period for the Loan shall start on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Break Costs

10.1	Break Costs

10.1.1
The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum or relevant part of it.

10.1.2
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue. Such certificate shall (subject to the proviso hereto) include a breakdown of such Break Costs, provided that the lenders shall not be required to disclose any confidential and/or price-sensitive information in any such certificate, and shall be sent to the Borrower together with the demand for payment.

11	Fees

11.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

The Borrower shall pay to the Security Agent (from its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6 — ADDITIONAL PAYMENT OBLIGATIONS
12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against Tax or any relief or remission for Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2
The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

12.2.3
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax credit

12.3.1
Where any payment has been made subject to a Tax Deduction, a Finance Party agrees to use its commercially reasonable endeavours to complete any procedural formalities necessary for the relevant Finance Party to obtain any Tax Credit available as a result of the payment being made subject to a Tax Deduction.

12.3.2	If the Borrower makes a Tax Payment and the relevant Finance Party in its absolute discretion determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.

12.4	Tax indemnity

12.4.1
The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.4.2	Clause 12.4.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up).
12.4.3
A Protected Party making, or intending to make a claim under clause 12.4.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

12.4.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.5	Indemnities on after Tax basis

12.5.1
If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.5.2
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the compensating sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the indemnity sum.

12.5.3
For the purposes of this clause 12.5 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

12.6	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.7	Value added tax

12.7.1
All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.7.3 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

12.7.2
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.7.3
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.7.4
Any reference in this clause 12.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13	Increased Costs

13.1	Increased Costs

13.1.1
Subject to clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation in either case made after the date of this Agreement.

13.1.2	In this Agreement Increased Costs means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

13.2.1
A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

13.2.2
Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs. Such certificate shall include a breakdown of such Increased Costs, provided that the Finance Parties shall not be required to disclose any confidential or price-sensitive information in any such certificate, and shall be sent to the Borrower together with the demand for payment

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)
compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.4.2 (Tax indemnity) applied); or

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
13.3.2	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1
If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 32 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
14.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)
any action taken by the Agent or the Security Agent or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents.

14.4	Indemnity concerning security

14.4.1	The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:
(a)	the taking, holding, protection or enforcement of the Security Documents;

(b)
the exercise or purported exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(c)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(d)	any breach by any Obligor of the Finance Documents.

14.4.2
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to it.

14.5	Continuation of indemnities

The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.

14.6	Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

14.8	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrower shall promptly within five Business Days of demand pay to the Agent and/or each other Finance Party, the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement, preservation and other costs

The Borrower shall on demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with:

(a)
the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights; or

(b)	any inspection carried out under clause 22.8 (Inspection and notice of drydockings) or any survey carried out under clause 22.16 (Survey report).

SECTION 7 — GUARANTEE
17	Guarantee and indemnity

17.1	Guarantee and indemnity

The Parent irrevocably and unconditionally:
(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Parent under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
17.5	Immediate recourse

The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent’s liability under this clause 17.
17.7	Deferral of Parent’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If the Parent receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 33 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8 — REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18	Representations

The Borrower makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.28 (Times when representations are made).

18.1	Status

18.1.1
Each Obligor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation and has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated.

18.1.2	Each Obligor and each other Group Member has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and the Building Contract to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.3	Power and authority

18.3.1
Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document and the Building Contract to which it is or is to be a party.

18.3.2
No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or the Building Contract to which such Obligor is, or is to be, a party.

18.4	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by, the Finance Documents and the Building Contract and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor; or

(c)	any agreement or other instrument binding upon any Obligor or any other Group Member or its or any other Group Member’s assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Group Member’s assets, rights or revenues.

18.5	Validity and admissibility in evidence

18.5.1	All authorisations required or desirable:
(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and the Building Contract to which it is a party;

(b)	to make each Finance Document and the Building Contract to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.5.2
All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

18.6	Governing law and enforcement

18.6.1	The choice of English law or any other applicable law as the governing law of any Finance Document and the Building Contract will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

18.6.2	Any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

18.7	Information

18.7.1	Any Information is true and accurate in all material respects at the time it was given or made.

18.7.2	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.3	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.7.4
All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.7.5
For the purposes of this clause 18.7, Information means: any information provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Finance Documents and the Building Contract or the transactions referred to in them.

18.8	Annual Financial Statements

18.8.1	The Annual Financial Statements, when prepared, will be in accordance with GAAP consistently applied.

18.8.2
The Annual Financial Statements, when prepared, will give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.

18.8.3
There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the then current Annual Financial Statements or, as the case may be, from the information disclosed to the Finance Parties in the statement provided by the Obligors pursuant to Schedule 3, Part 1, paragraph 2(c).

18.9	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.11	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 27.7 (Insolvency proceedings) or creditors’ process described in clause 27.8 (Creditors’ process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 27.6 (Insolvency) applies to any Group Member.

18.12	No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document or the Building Contract to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the Building Contract or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Finance Document.

18.13	Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party.

18.14	No Default

18.14.1
No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or the Building Contract.

18.14.2
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor’s (or any other Group Member’s) assets are subject which might have a Material Adverse Effect.

18.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor or any other Group Member.

18.16	No breach of laws

18.16.1	No Obligor or other Group Member has breached any law or regulation which might have a Material Adverse Effect.

18.16.2	No labour dispute is current or, to the best of any Obligor’s knowledge and belief, threatened against any Obligor or other Group Member which may have a Material Adverse Effect.

18.17	Environmental matters

18.17.1	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or circumstances which might have, a Material Adverse Effect.

18.17.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

18.17.3
No Environmental Claim has been made or threatened or is pending against any Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

18.18	Tax Compliance

18.18.1	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

18.18.2
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which evidence (satisfactory to the Majority Lenders) of adequate reserves have not been provided and which might have a Material Adverse Effect.

18.18.3	Each Obligor is resident for Tax purposes only in the jurisdiction of its incorporation.

18.18.4	No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.

18.18.5	No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.

18.19	Legal and beneficial ownership

Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

18.20	Shares

The shares of the Borrower are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

18.21	Accounting Reference Date

The financial year-end of each Obligor or other Group Member is the Accounting Reference Date.

18.22	No adverse consequences

18.22.1	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

18.22.2
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.23	Copies of documents

The copies of the Building Contract, the MOU, the Junior Security Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to the Building Contract which would materially affect the transactions or arrangements contemplated by the Building Contract or modify or release the obligations of any party under the Building Contract.

18.24	No breach of Building Contract

No Obligor nor (so far as the Obligors are aware) any other person is in breach of the Building Contract to which it is a party nor has anything occurred which entitles or may entitle any party to the Building Contract to rescind or terminate it or decline to perform their obligations under it.

18.25	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

18.26	Ship status

The Ship will on the first day of the Mortgage Period be:
(a)	registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.
18.27	Ship’s employment

The Ship shall on the first day of the Mortgage Period be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.

18.28	Times when representations are made

18.28.1	All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the dates of:
(a)	this Agreement;

(b)	the Utilisation Request; and

(c)	the Utilisation.
18.28.2	The Repeating Representations are deemed to be made on the first day of each Interest Period.

18.28.3	All of the Ship Representations are deemed to be made on the first day of the Mortgage Period.

18.28.4
Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

The Borrower undertakes that this clause 19 will be complied with throughout the Facility Period.

In this clause 19:

Annual Financial Statements means the financial statements for a financial year of the Group delivered pursuant to clause 19.1.1 (Financial statements).

Quarterly Financial Statements means the financial statements for a financial quarter of the Group delivered pursuant to clause 19.1.2 (Financial statements).

19.1	Financial statements

19.1.1	The Borrower shall supply to the Agent as soon as the same become available, but in any event within 180 days after the end of each financial year:
(a)	the audited consolidated financial statements of the Group for that financial year; and

(b)	the audited financial statements (consolidated if appropriate) of the Parent and the Borrower for that financial year.
19.1.2
The Borrower shall supply to the Agent as soon as the same become available, but in any event within 45 days after the end of each financial quarter of each of its financial years the consolidated financial statements of the Group for that financial quarter.

19.2	Requirements as to financial statements

19.2.1
The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

19.2.2	Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:
(a)	be prepared in accordance with GAAP;

(b)
give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up; and

(c)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

19.2.3
The Borrower shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the Auditors deliver to the Agent a description of any change necessary for those financial statements to reflect the GAAP.

19.3	Presentations

Once in every financial year commencing with the 2011 financial year, and prior to 30 September of that year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Borrower shall procure that at least two directors of the Parent (one of whom shall be the chief financial officer) give a presentation to the Finance Parties about the on-going business and financial performance of the Group and any other matter which a Finance Party may reasonably request.

19.4	Year-end

The Borrower shall procure that each financial year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

19.5	Information: miscellaneous

The Borrower shall supply to the Agent:
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might have a Material Adverse Effect;

(c)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(d)
promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request.

19.6	Notification of Default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7	Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

19.8	Use of websites

19.8.1
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who, by confirmation in writing to the Borrower, accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

19.8.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

19.8.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs (a) or (e) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.8.4
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

19.9	“Know your customer” checks

19.9.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender or sub-participant to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2
Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	General undertakings

The Borrower undertakes that this clause 20 will be complied with throughout the Facility Period.

20.1	Use of proceeds

The proceeds of Utilisation will be used exclusively for the purposes specified in clause 3 (Purpose).

20.2	Authorisations

Each Obligor will promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents and the Building Contract;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or the Building Contract; and

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
20.3	Compliance with laws

Each Obligor and each other Group Member will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject.

20.4	Tax Compliance

20.4.1
Each Obligor and each Group Member shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld.
20.4.2
Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

20.5	Change of business

Except as approved by the Majority Lenders, no substantial change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

20.6	Merger

Except as approved by the Majority Lenders, no Obligor or other Group Member, will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

20.7	Further assurance

20.7.1
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require):

(a)
to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;

(b)
to confer on the Security Agent Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 28.1 (Assignments and Transfers by the Lenders).

20.7.2
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.

20.8	Negative pledge in respect of Charged Property

Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

20.9	Environmental matters

20.9.1
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

20.9.2	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might have a Material Adverse Effect.

21	Dealings with Ship

The Borrower undertakes that this clause 21 will be complied with in relation to the Ship throughout the Mortgage Period.

21.1	Ship’s name and registration
(a)	The Ship’s name shall only be changed after prior notice to the Agent.

(b)
The Ship shall be permanently registered with the relevant Registry within 90 days of the date of the Mortgage and registered with the relevant Registry under the laws of its Flag State. Except with approval of the Majority Lenders, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

21.2	Performance of Building Contract

The Borrower shall duly and punctually observe and perform all the conditions and obligations imposed on it by the Building Contract.
21.3	Arbitration under Building Contract

The Borrower shall promptly notify the Agent:
(a)	if either party begins an arbitration under the Building Contract;
(b)	of the identity of the arbitrators; and
(c)	of the conclusion of the arbitration and the terms of any arbitration award.
21.4	Notification of certain events

The Borrower shall notify the Agent immediately if either party cancels, rescinds, repudiates or otherwise terminates the Building Contract (or purports to do so) or rejects the Ship (or purports to do so) or if the Ship becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract.

21.5	Sale or other disposal of Ship Except with approval of the Majority Lenders:
(a)	the Borrower shall not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in it or its rights under the Building Contract; and
(b)	the Alpha Guarantor shall not sell, or agree to, transfer, abandon or otherwise dispose of the Alpha Ship or any share or interest in it.
21.6
Variation to Building Contract

Except with approval of the Majority Lenders, the Building Contract, the MOU and, subject to the Co-ordination Agreement, the Junior Security Documents shall not be varied.

21.7	Manager
(a)
A manager of the Ship shall not be appointed unless such manager is an Approved Technical Manager and the terms of its appointment and the terms of the Technical Management Agreement are approved by the Agent (acting on the instructions of the Majority Lenders) and that such Approved Technical Manager has delivered a duly executed Manager’s Undertaking to the Security Agent. The Borrower shall not agree to any change to the terms of appointment of an Approved Technical Manager or the Technical Management Agreement without the prior written approval of the Agent (acting on the instructions of the Majority Lenders).

(b)
If the appointment of the Approved Technical Manager shall at any time be terminated, the Borrower shall immediately consult with the Agent (acting on the instructions of the Majority Lenders) in order to appoint an alternative Approved Technical Manager.

(c)
The Borrower shall, if requested by the Agent (acting on the instructions of the Majority Lenders), to take effect at any time following a date falling 12 months after the date of this Agreement change NOS Shipmanagement Pte Ltd to another Approved Technical Manager on equivalent economic terms applicable to the technical management agreement in force as at the Utilisation Date and the Borrower irrevocably and unconditionally authorises the Agent to issue the notice referred to in paragraph 3.1(g) of the Technical Manager’s Undertaking (regarding the Approved Technical Manager) to take effect at such time.

21.8	Copy of Mortgage on board

A properly certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

21.9	Notice of Mortgage

A framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.
21.10	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

21.11	Chartering

Except with approval of the Majority Lenders, the Borrower shall not enter into any charter commitment for the Ship, which is:
(a)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;
(b)	capable of lasting more than 13 calendar months;
(c)
on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d)	to another Group Member or to TMT Co. Ltd. or any of its Subsidiaries.
21.12	Lay up

Except with approval of the Majority Lenders, the Ship shall not be laid up or deactivated.
21.13	Sharing of Earnings

Except with approval of the Majority Lenders, the Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.
21.14	Payment of Earnings

The Borrower’s Earnings from the Ship shall be paid in the way required by the General Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the General Assignment.

22	Condition and operation of Ship

The Borrower undertakes that this clause 22 will be complied with in relation to the Ship throughout the Mortgage Period.

22.1	Defined terms

In this clause 22 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.
22.2	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

22.3	Modification

Except with approval of the Majority Lenders, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

22.4	Removal of parts

Except with approval of the Majority Lenders, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).

22.5	Third party owned equipment

Except with approval of the Majority Lenders, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

22.6	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the Classification. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

22.7	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

22.8	Inspection and notice of drydockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall (subject to the proviso hereto) be allowed to board the Ship at all reasonable times to inspect it and given all proper facilities needed for that purpose, provided that unless a Default has occurred and is continuing the Agent and/or such surveyors and/or persons shall only be allowed to board the Ship once in each period of 12 months. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking).

22.9	Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

22.10	Release from arrest

The Ship, its Earnings and Insurances shall promptly be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

22.11	Information about Ship

Not later than 30 days after the end of each Interest Period and also whenever the Agent shall so request the same, the Agent shall promptly and within three Business Days of request be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

22.12	Notification of certain events

The Agent shall promptly be notified of:
(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;
(e)	any withdrawal or threat to withdraw any applicable operating certificate;
(f)	the issue of any operating certificate required under any applicable code;
(g)	the receipt of notification that any application for such a certificate has been refused;
(h)
any requirement or recommendation made in relation to the Ship by any insurer or the Classification Society or by any competent authority which is not, or is unlikely to be, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
22.13	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.
22.14	Evidence of payments

The Agent shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;
(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.
22.15	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

22.16	Survey report

Not later than 30 days after the Accounting Reference Date in each period of 12 months, and as soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

22.17	Lawful use

The Ship shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

22.18	War zones

Except with approval, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

23	Insurance
The Borrower undertakes that this clause 23 shall be complied with in relation to the Ship and its Insurances throughout the Mortgage Period.
23.1	Insurance terms
In this clause 23:
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.
excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
hull cover means insurance cover against the risks identified in clause 23.2(a).
minimum hull cover means an amount equal at the relevant time to 120% of the Loan.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
23.2	Coverage required
The Ship shall at all times be insured:
(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)
against such other risks and matters which the Agent (if advised and instructed by the Majority Lenders) notifies it that the Agent considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 23.

23.3	Placing of cover

The insurance coverage required by clause 23.2 (Coverage required) shall be:
(a)
in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)
if the Agent (if so instructed by the Majority Lenders) so requests, in the joint names of the Borrower and the Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;
(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and
(e)	on approved terms and with approved insurers or associations.
23.4	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed an approved amount.
23.5	Mortgagee’s insurance

The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under:

(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for an amount up to 110% of the Loan; and
(b)
any other insurance cover which the Agent (if so instructed by the Majority Lenders) reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

23.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.
23.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

23.8	Details of proposed renewal of Insurances

At least 14 days before any of the Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

23.9	Instructions for renewal

At least seven days before any of the Insurances are due to expire, instructions shall be given by the Borrower to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

23.10	Confirmation of renewal

The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 23 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

23.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.
23.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person. The Agent shall have no obligation to monitor the Borrower’s obligations with respect to the Insurances or to review the insurance policies and other documentation from time to time.

23.13	Letters of undertaking

Unless otherwise approved where the Agent (if advised and instructed by the Majority Lenders) is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

23.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

23.15	Insurance correspondence

If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.

23.16	Qualifications and exclusions

All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.
23.17	Independent report

If the Agent asks the Borrower for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrower shall reimburse the Agent for the cost of obtaining that report.

23.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

23.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

23.20	Declarations and returns

If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

23.21	Application of recoveries

All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

23.22	Settlement of claims

Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
23.23	Change in insurance requirements

If the Agent gives notice to the Borrower to change the terms and requirements of this clause 23 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 23 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.

24	Valuations

The Borrower undertakes that this clause 24 will be complied with throughout any Mortgage Period.
24.1	Valuation of assets

For the purpose of the Finance Documents, the value at any time of the Ship will be its value as most recently determined in accordance with this clause 24.

24.2	Valuation frequency

The Ship shall be valued in accordance with this clause 24, and such valuation shall be delivered to the Agent, not later than 15 days after the end of each Interest Period and at any other such time as may be required by the Agent.

24.3	Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation.
24.4	Valuations procedure

The value of the Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 24.
24.5	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

24.6	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:
(a)	without physical inspection (unless required by the Agent);
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit (but taking into account the burden) of any charter commitment.
24.7	Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

24.8	Approval of valuers

All valuers must have been approved (and as at the date of this Agreement, each of Clarksons, Fearnleys, Simpson, Spence and Young, Braemar Seascope and Barry Rogliano Salles have been approved). The Agent may from time to time notify the Borrower of approval of any other independent ship brokers as valuers for the purposes of this clause 24. The Agent shall respond, if advised and instructed by the Majority Lenders, to any request by the Borrower for approval of a broker nominated by the Borrower. The Agent (if so instructed by the Majority Lenders) may at any time by notice to the Borrower withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved.

25	Bank accounts

The Borrower undertakes that this clause 25 will be complied with throughout the Facility Period.

25.1	Earnings Account

25.1.1	The Borrower shall be the holder of one or more Accounts with the Earnings Account Bank which is designated as an “Earnings Account” for the purposes of the Finance Documents.

25.1.2
The Earnings of the Ship and all moneys payable to the Borrower under the Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the Finance Documents.

25.1.3	The Borrower shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 25.1.4.

25.1.4	If there is no continuing Event of Default, the Borrower may, during the Facility Period, withdraw the following amounts from an Earnings Account and in the following order of priority:
(a)	payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment);
(b)	payments on account of any Manager’s fees due under any management agreement in respect of the Ship;
(c)	payments of the proper costs and expenses of insuring, repairing, operating and maintaining the Ship;

(d)	payments then due to the Builder under the Building Contract Addendum on account of interest with respect to Deferred Instalment I only; and
(e)
subject to the amounts standing to the credit of the Beta Debt Service Reserve Account being at least $7,500,000 following the withdrawal pursuant to clause 25.2.2 (Beta Debt Service Reserve Account), the Borrower confirming to the Agent in writing that no Default has occurred and is continuing and to the Agent (acting on the instructions of the Majority Lenders) being satisfied that (i) no payment referred to in paragraphs (a) to (d) above will need to be paid prior to receipt of any further Earnings and (ii) there is an amount agreed with the Agent (acting on the instructions of the Majority Lenders) standing to the credit of the Earnings Account, by way of reserve, to enable the Borrower to meet anticipated expenses relating to the Ship for the next 12 months, including, without limitation, in respect of dry docking expenses and operating expenses for any anticipated periods of off hire, lay-up or unemployment, which are not covered by loss of hire insurances, payments to Noel in accordance with the MOU.

25.2	Beta Debt Service Reserve Account

25.2.1
The Borrower shall be the holder of an Account denominated in dollars with the Debt Service Reserve Account Bank which is designated as the “Beta Debt Service Reserve Account” for the purposes of the Finance Documents.

25.2.2
The Borrower shall pay to the credit of the Beta Debt Service Reserve Account amounts received into the Earnings Account, up to an amount of $7,500,000 at any time when, from time to time, each of the payments required under clauses 25.1.4(a) to (c) have been met, subject to the Agent (acting on the instructions of the Majority Lenders) being satisfied that it is likely that no payment referred to in clauses 25.1.4(a) to (c) will need to be paid prior to receipt of any further Earnings, which amount shall, unless otherwise approved or withdrawn in accordance with clause 25.2.3 below, remain standing to the credit of the Beta Debt Service Reserve Account throughout the duration of the Facility Period.

25.2.3
The Borrower may, with the prior consent of the Agent (acting on the instructions of the Majority Lenders), utilise up to $2,500,000 of the balance of the Beta Debt Service Reserve Account, which consent shall not be unreasonably withheld in the case of a withdrawal to make a payment required under clauses 25.1.4(a) to 25.1.4(c).

25.3	Other provisions

25.3.1	An Account may only be designated for the purposes described in this clause 25 if:
(a)
such designation is made in writing by the Agent and acknowledged by the Borrower or, as the case may be, the Parent and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(b)	an Account Security has been duly executed and delivered by the Borrower or, as the case may be, the Parent in favour of the Security Agent;

(c)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(d)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

25.3.2
The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the Borrower or, as the case may be, the Parent and the relevant Account Bank. If an Account is a fixed term deposit account, the Borrower or, as the case may be, the Parent may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

25.3.3
The Borrower or, as the case may be, the Parent shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 25 or waive any of its rights in relation to an Account except with approval of all Lenders.

25.3.4
The Borrower or, as the case may be, the Parent shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

25.3.5
Each Finance Party agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

25.3.6	The Borrower shall procure that each Account Bank delivers account statements to the Agent at such intervals as the Agent may request in writing to the Borrower.

26	Business restrictions

Except as otherwise approved by the Majority Lenders the Borrower and the Parent undertake that this clause 26 will be complied with by the Borrower, the Alpha Guarantor and the Parent throughout the Facility Period.

26.1	General negative pledge

26.1.1	No Obligor shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:
(a)	those granted or expressed to be granted by any of the Security Documents and the Junior Security Documents;
(b)	in relation to the Ship, Permitted Maritime Liens;
(c)	in relation to the Alpha Ship, Permitted Maritime Liens (as defined in the Alpha Facility Agreement).
26.1.2	(Without prejudice to clauses 26.2 (Financial Indebtedness) and 26.6 (Disposals)), no Obligor shall:
(a)
sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 26.6 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);
(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
26.2	Financial Indebtedness
No Obligor shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Financial Indebtedness incurred under the Building Contract Addendum;
(c)	Financial Indebtedness incurred pursuant to the Alpha Facility Agreement;
(d)	Financial Indebtedness incurred under the Alpha Building Contract Addendum;
(e)	Financial Indebtedness permitted under clause 26.3 (Guarantees); and
(f)	Financial Indebtedness permitted under clause 26.4 (Loans and credit).

26.3	Guarantees

No Obligor shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except guarantees pursuant to this Agreement, the Building Contract Addendum, the Alpha Facility Agreement or the Alpha Building Contract Addendum or in favour of trade creditors of the Borrower or the Alpha Guarantor given in the ordinary course of its business or as approved by the Agent (acting on the instructions of the Majority Lenders).

26.4	Loans and credit

No Obligor shall make, grant or permit to exist any loans or any credit by it to anyone else other than trade credit granted by the Borrower or the Alpha Guarantor to its customers on normal commercial terms in the ordinary course of its trading activities.

26.5	Bank accounts and other financial transactions

No Obligor shall:
(a)
maintain any current or deposit account with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with Lenders;

(b)
hold cash in any account (other than with the Agent, a Lender or any other bank approved by the Lenders) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 26.1 (General negative pledge); or

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 26 (Business restrictions).
26.6	Disposals

No Obligor shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)
disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower, the Alpha Guarantor or the Parent (other than the Ship or the Alpha Ship), in each case for cash on normal commercial terms and on an arm’s length basis;

(b)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and
(c)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

26.7	Contracts and arrangements with Affiliates

No Obligor shall be party to any arrangement or contract with any of its Affiliates, TMT Co. Ltd. or any of its Subsidiaries unless such arrangement or contract is on an arm’s length basis or is otherwise disclosed pursuant to the MOU.

26.8	Subsidiaries

No Obligor shall establish or acquire a company or other entity which would be or become a Subsidiary or a Group Member.
26.9	Acquisitions and investments

No Obligor shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:
(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(b)	the incurrence of liabilities in the ordinary course of its business;
(c)	pursuant to any Finance Documents to which it is party;
(d)	any acquisition pursuant to a disposal permitted under clause 26.6 (Disposals); or
(e)	investments by the Parent in the equity or share capital of another Group Member.
26.10	Reduction of capital

No Obligor shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

26.11	Increase in capital

No Obligor (other than the Parent) shall issue shares or other equity interests to anyone who is not a wholly-owned Subsidiary of the Parent.

26.12	Distributions and other payments

No Obligor shall:
(a)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, unless no Default is continuing and after making or paying the dividend or other distribution in question, there is a balance remaining on the Beta Debt Service Reserve Account of the amount specified in clause 25.2.2 (Beta Debt Service Reserve Account), and to the Agent (acting on the instructions of the Majority Lenders) being satisfied that there is an amount agreed with the Agent (acting on the instructions of the Majority Lenders) standing to the credit of the Earnings Account, by way of reserve, to enable the Borrower to meet anticipated expenses relating to the Ship for the next 12 months, including, without limitation, in respect of dry docking expenses and operating expenses for any anticipated periods of off hire, lay-up or unemployment, which are not covered by loss of hire insurances.

27	Events of Default

Each of the events or circumstances set out in clauses 27.1 to 27.21 is an Event of Default.

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure is solely the result of any bank or financial institution not promptly remitting a payment as instructed by that Obligor and if that Obligor has taken all reasonable steps to cause such payment to be made, the period for the remedy of such payment failure shall be extended by five Business Days.

27.2	Insurance

27.2.1	The Insurances of the Ship are not placed and kept in force in the manner required by clause 23 (Insurance).

27.2.2	Any insurer either:
(a)	cancels any such Insurances; or
(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

27.3	Other obligations

27.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 27.1 (Non-payment) and 27.2 (Insurance)).

27.3.2
No Event of Default under clause 27.3.1 above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within ten Business Days of the earlier of (a) the Agent giving notice to the Borrower or (b) the Borrower becoming aware of the failure to comply.

27.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

27.5	Cross default

27.5.1	Any Financial Indebtedness of any Group Member is not paid when due nor within any originally applicable grace period.

27.5.2	Any Financial Indebtedness of any Group Member is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

27.5.3	Any commitment for any Financial Indebtedness of any Group Member is cancelled or suspended by a creditor of that Group Member as a result of an event of default (however described).

27.5.4	The counterparty to a Treasury Transaction entered into by any Group Member becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

27.5.5
Any creditor of any Group Member becomes entitled to declare any Financial Indebtedness of that Group Member due and payable prior to its specified maturity as a result of an event of default (however described).

27.6	Insolvency

27.6.1
A Group Member is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

27.6.2	The value of the assets of any Group Member is less than its liabilities (taking into account contingent and prospective liabilities).

27.6.3	A moratorium is declared in respect of any indebtedness of any Group Member. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.7	Insolvency proceedings

27.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member other than a solvent liquidation of any Group Member which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Group Member;
(c)
the appointment of a liquidator (other than in respect of an approved solvent liquidation of a Group Member which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Member or any of its assets (including the directors of any Group Member requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of any Group Member, or any analogous procedure or step is taken in any jurisdiction.

27.7.2
Clause 27.7.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

27.8	Creditors’ process

27.8.1	Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Obligor and is not discharged within 14 days.

27.8.2	Any judgment or order for an amount is made against any Obligor and is not stayed or complied with within 14 days.

27.9	Unlawfulness and invalidity

27.9.1
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

27.9.2
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

27.9.3
Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

27.9.4
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

27.10	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

27.11	Change of Control

It appears likely to any of the Finance Parties that there has been a Change of Control without the prior approval of the Agent.

27.12	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

27.13	Repudiation and rescission of Finance Documents

An Obligor (or any other relevant party) repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or purports to rescind a Finance Document.

27.14	Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Group Member or any of its assets, rights or revenues which, if adversely determined, might have a Material Adverse Effect.

27.15	Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders believe has, or is reasonably likely to have, a Material Adverse Effect.

27.16	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.
27.17	Arrest of Ship

The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of seven days thereafter (or such longer period as may be approved).

27.18	Ship registration

Except with approval, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of the Mortgage, the Ship is not permanently registered under such laws within 90 days of such date or such longer period as may be permitted by the Flag State not exceeding 180 days in total.

27.19	Political risk

The Flag State or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so, such action as the Agent (as advised and instructed by the Majority Lenders) may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower.

27.20	Alpha Facility Agreement

An Event of Default (as defined in the Alpha Facility Agreement) occurs under the Alpha Facility Agreement.
27.21	Building Contract Addendum and Alpha Building Contract Addendum
(a)	An Event of Default (as defined in the Building Contract Addendum) occurs under the Building Contract Addendum.
(b)	An Event of Default (as defined in the Alpha Building Contract Addendum) occurs under the Alpha Building Contract Addendum.
27.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(d)	declare that no withdrawals be made from any Account; and/or
(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9 — CHANGES TO PARTIES
28	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

Subject to this clause 28, a Lender (the Existing Lender) may assign any of its rights to any individual, corporation, institution, trust, fund or other entity at the complete discretion of the Existing Lender (the New Lender).

28.2	Conditions of assignment

28.2.1	An assignment will only be effective:
(a)
on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was an Original Lender;

(b)
on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Original Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements; and

(c)
on the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender.

28.2.2
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $6,000.

28.4	Limitation of responsibility of Existing Lenders

28.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(b)	the financial condition of any Obligor;
(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;
(d)	the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents; or
(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

28.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of:
(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(ii)	the application of any Basel 2 Regulation to the transactions contemplated by the Finance Document, and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;
(b)	will continue to make its own independent appraisal of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents; and
(c)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

28.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 28 (Changes to the Lenders); or
(b)
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents or otherwise.

28.5	Procedure for transfer

28.5.1
Subject to the conditions set out in clause 28.2 (Conditions of assignment) an assignment may be effected in accordance with clause 28.5.3 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 28.2.1 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

28.5.2	The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

28.5.3	On the Transfer Date:
(a)
to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and the rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(b)
the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties have acquired the same in place of the Existing Lender;

(c)
the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.
28.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 28.2.1 (Conditions of assignment), send a copy of that Transfer Certificate and such documents to the Borrower.

29	Changes to the Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10 — THE FINANCE PARTIES
30	Roles of Agent, Security Agent and the Arranger

30.1	Appointment of the Agent

30.1.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

30.1.2	Each such other Finance Party authorises the Agent:
(a)
to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
30.2	Duties of the Agent

30.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

30.2.2	Without prejudice to clause 28.6 (Copy of Transfer Certificate to Borrower), clause 30.2.1 shall not apply to any Transfer Certificate.

30.2.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

30.2.4
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

30.2.5
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

30.2.6
Except as specifically provided in the Finance Documents, the Agent has no obligations of any kind to any other Party under or in connection with the Finance Documents. The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

30.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

30.4	No fiduciary duties

30.4.1	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

30.4.2
None of the Agent, the Security Agent or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

30.5	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

30.6	Rights and discretions of the Agent

30.6.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(b)
any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

30.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 27.1 (Non-payment));
(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(c)	any notice or request made by the Borrower (other than a Utilisation Request is made on behalf of and with the consent and knowledge of all the Obligors.

30.6.3
The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents.

30.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

30.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

30.6.6
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and the Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

30.7	Majority Lenders’ instructions

30.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall:
(a)
exercise any right, power, authority or discretion vested in it as Agent (including giving instructions to the Security Agent) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
30.7.2
Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent (in relation to any right, power, authority or discretion vested in it as Agent) shall be binding on all the Finance Parties (other than the Security Agent).

30.7.3
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

30.7.4
In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

30.7.5
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 30.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

30.7.6
Neither the Agent nor the Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

30.8	Responsibility for documentation and other matters

Neither the Agent nor the Arranger:
(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Building Contract or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Building Contract;

(c)	is responsible for the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents;
(d)
is responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	is obliged to account to any person for any sum or the profit element of any sum received by it for its own account;
(f)	is responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document or the Building Contract or the financial condition of any such person;
(g)
is responsible to ascertain whether all deeds and documents which should have been deposited with it (or the Security Agent and/or any other beneficiary of a Security Document) under or pursuant to any of the Security Documents have been so deposited;

(h)	is responsible to investigate or make any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)	is responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office or for the perfection of any Security Documents;
(j)	is responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;
(k)
is responsible for the failure to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(l)
is (unless it is the same entity as the Security Agent) responsible on account of the failure of the Security Agent and/or any other beneficiary of a Security Document to perform or discharge any of its duties or obligations under the Security Documents; or

(m)
for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law relating to insider dealing or otherwise.

30.9	Exclusion of liability

30.9.1
Without limiting clause 30.9.2, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

30.9.2
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

30.9.3
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

30.9.4
Nothing in this Agreement shall oblige the Agent nor the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

30.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any Losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 30.6.3 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

30.11	Resignation of the Agent

30.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrower.

30.11.2
Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

30.11.3
If the Majority Lenders have not appointed a successor Agent in accordance with clause 30.11.2 above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

30.11.4
The retiring Agent shall, either at the Lenders’ expense if it has been required to resign pursuant to clause 30.11.7 or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

30.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

30.11.6
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.11.7	The Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 30.11.2. In this event, the Agent shall resign in accordance with clause 30.11.2.

30.11.8
Notwithstanding any other provision of this Agreement, no successor may be appointed as Agent unless that same successor is simultaneously appointed as “Agent” under the corresponding provisions of clause 30.11.8 of the Alpha Facility Agreement.

30.12	Confidentiality

30.12.1
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

30.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.12.3
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor the Arranger is obliged to disclose to any other person (a) any confidential information or (b) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

30.13	Relationship with the Lenders

30.13.1
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and
(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.13.2
Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

30.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Member;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Building Contract and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Building Contract;

(c)	the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents;
(d)
whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or the Building Contract, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Building Contract; and

(f)
the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

30.15	Agent’s management time

Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent), clause 16 (Costs and expenses) and clause 30.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

30.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.17	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

30.18	Security Agent

30.18.1
Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

30.18.2	Each other Finance Party authorises the Security Agent:
(a)
to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.
30.18.3
The Security Agent accepts its appointment under clause 30.18 as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 30.18 — 30.26 (inclusive) and the Security Documents to which it is a party.

30.19	Application of certain clauses to Security Agent

30.19.1
Clauses 30.6 (Rights and discretions of the Agent), 30.8 (Responsibility for documentation and other matters), 30.9 (Exclusion of liability), 30.10 (Lenders’ indemnity to the Agent), 30.11 (Resignation of the Agent), 30.12 (Confidentiality), 30.13 (Relationship with the Lenders), 30.14 (Credit appraisal by the Lenders) and 30.16 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

30.19.2	In addition, clause 30.11 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 30.19.1, have the following additional sub-clause:
At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 30.11.7 (Resignation of the Agent) as extended to it by clause 30.19.1, in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).
30.20	Instructions to Security Agent

30.20.1	Unless a contrary indication appears in a Finance Document, the Security Agent shall:
(a)
exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent (or, if so instructed by the Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(b)
not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Agent (the Agent in each case acting on the instructions of the Majority Lenders or, if appropriate pursuant to clause 39.2 (Exceptions), the Lenders).

30.20.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Agent to the Security Agent in accordance with clause 30.20.1 will be binding on the Finance Parties.

30.20.3
The Security Agent may refrain from acting in accordance with the instructions of the Agent until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

30.20.4
In the absence of, or while awaiting, instructions from the Agent, (including in exceptional circumstances where time does not permit the Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

30.20.5
The Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 30.20.1 and 30.20.4, including the right to enforce the Security Documents in accordance with these clauses.

30.21	Order of application upon enforcement

30.21.1
The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(a)
first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 30.10 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 30.19 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)
secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under this Agreement or under any other Finance Documents which may be attributable to the Facility, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under this Agreement or under any other Finance Documents which may be attributable to the Facility;

(c)
thirdly, as to a sum equivalent to the aggregate amount then due and owing to the Alpha Finance Parties under the Alpha Facility Agreement or under any other Finance Documents which may be attributable to the Alpha Facility Agreement for those Alpha Finance Parties absolutely, and pro-rata to the amounts owing to them under the Alpha Facility Agreement or under any other Finance Documents which may be attributable to the Alpha Facility Agreement;

(d)
fourthly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 30.21.1 as and when any such amounts later fall due;

(e)
fifthly, to the Builder pursuant to the Building Contract Addendum with respect to Deferred Instalment I or, as the case may be, pursuant to the Alpha Building Contract Addendum with respect to Alpha Deferred Instalment I or to such other persons (if any) as are legally entitled thereto in priority to the Obligors;

(f)
sixthly, to the Builder pursuant to the Building Contract Addendum with respect to Deferred Instalment II or, as the case may be, pursuant to the Alpha Building Contract Addendum with respect to Alpha Deferred Instalment II or to such other persons (if any) as are legally entitled thereto in priority to the Obligors;

(g)	seventhly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.
30.21.2
The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

30.21.3
The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 30.21 by paying such amounts to the Agent for distribution in accordance with clause 33 (Payment mechanics).

30.22	Perpetuities

The perpetuity period to the extent applicable to this Agreement and the other Finance Documents shall be 125 years from the date of this Agreement.

30.23	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:
(a)
shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)
shall (subject to clause 30.21 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)
may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)
may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

30.24	All enforcement action through the Security Agent

30.24.1
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

30.24.2
None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

30.25	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 30.21 (Order of application).

30.26	Indemnity from Trust Property

30.26.1
In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(a)
in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;
(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and
(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

30.26.2
The rights conferred by this clause 30.26 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 30.26 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

30.27	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 30.21 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 33.5 (Partial payments) and clause 30.21 (Order of application).

30.28	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

30.29	Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

30.30	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;
(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or
(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

30.31	Non-recognition of trust

It is agreed by all the parties to this Agreement that:
(a)
in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 30, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)
the provisions of this clause 30 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

31	Conduct of business by the Finance Parties

31.1	Finance Parties tax affairs

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 27.21 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 30 (Roles of Agent, Security Agent and the Arranger) as it applies to the Security Agent.

31.3	Majority Lenders

31.3.1
Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

31.3.2
If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents (or within such other period as the Agent may specify in such notice), the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66 2/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

31.3.3	For the purposes of clause 31.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

31.3.4	Clauses 31.3.2 and 31.3.3 shall not apply in relation to those matters referred to in, or the subject of, clause 39.2 (Exceptions).

31.4	Conflicts

31.4.1
The Borrower acknowledges that the Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together the Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

31.4.2
No member of the Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of the Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of the Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

31.4.3	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

32	Sharing among the Finance Parties
32.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 33 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 33.5 (Partial payments).

32.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 33.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
32.3	Recovering Finance Party’s rights
On a distribution by the Agent under clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
32.5	Exceptions

32.5.1
This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

32.5.2
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and
(b)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11 — ADMINISTRATION
33	Payment mechanics

33.1	Payments to the Agent

33.1.1
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

33.1.2
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 33.3 (Distributions to an Obligor) and clause 33.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback

33.4.1
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

33.4.2
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

33.5	Partial payments

33.5.1
If the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)
first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent, the Security Agent or the Arranger under those Finance Documents;

(b)
secondly, in or towards payment to the Lenders pro-rata of any amount owing to the Lenders under clause 30.10 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 30.19.1 (Application of certain clauses to Security Agent);

(c)
thirdly, in or towards payment to the Lenders pro-rata of any accrued interest, fee or commission due but unpaid under this Agreement or under any other Finance Documents which are attributable to the Facility;

(d)	fourthly, in or towards payment to the Lenders pro-rata of any principal which is due but unpaid under those Finance Documents which are attributable to the Facility; and
(e)
fifthly, in or towards payment to the Lenders pro-rata of any accrued interest, fee or commission due but unpaid under the Alpha Facility Agreement or under any other Finance Documents which are attributable to the Alpha Facility Agreement;

(f)
sixthly, in or towards payment to the Lenders pro-rata of any principal which is due but unpaid under the Alpha Facility Agreement or under any other Finance Documents which are attributable to the Alpha Facility Agreement; and

(g)	seventhly, in or towards payment pro-rata of any other sum due but unpaid under the Finance Documents.
33.5.2	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (b) to (g) of clause 33.5.1.

33.5.3	Clauses 33.5.1 and 33.5.2 above will override any appropriation made by an Obligor.

33.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

33.7.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

33.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Payments on demand

For the purposes of clause 27.1 (Events of Default) and subject to the Agent’s right to demand interest under clause 8.3, payments on demand shall be treated as paid when due if paid within three Business Days of demand.

33.9	Currency of account

33.9.1	Subject to clauses 33.9.2 to 33.9.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

33.9.2	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

33.9.3
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

33.9.4
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

34	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	Notices

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);
(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;
(c)	in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and
(d)	in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

35.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or
(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 35.2 (Addresses), if addressed to that department or officer.

35.3.2
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

35.3.3	All notices from or to an Obligor shall be sent through the Agent.
35.3.4	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Electronic communication

35.5.1
Any communication to be made between the Agent and a Lender or the Security Agent under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender or the Security Agent:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(c)	notify each other of any change to their address or any other such information supplied by them.
35.5.2
Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Security Agent to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.6	English language

35.6.1	Any notice given under or in connection with any Finance Document shall be in English.

35.6.2	All other documents provided under or in connection with any Finance Document shall be:
(a)	in English; or
(b)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36	Calculations and certificates
36.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
36.2	Certificates and determinations
Any certification or determination by the Agent of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
36.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
37	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
38	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

39	Amendments and grant of waivers

39.1	Required consents

39.1.1
Subject to clause 39.2 (Exceptions) and unless the provisions of the Co-ordination Agreement expressly provides otherwise, any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Security Agent or the Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on the other Finance Parties.

39.1.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.
39.2	Exceptions

39.2.1	An amendment, waiver or discharge or release that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)	an extension to the date of payment of any amount under the Finance Documents;
(d)	a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(e)	an increase in, or an extension of, any Commitment;
(f)	a change to the Borrower or any other Obligor;
(g)	any provision which expressly requires the consent or approval of all the Lenders;
(h)	clause 2.2 (Finance Parties’ rights and obligations), clause 28 (Changes to the Lenders), clause 32.1 (Payments to Finance Parties) or this clause 39;
(i)	the order of distribution under clause 33.5 (Partial payments);
(j)	the order of distribution under clause 30.21 (Order of application);
(k)	the currency in which any amount is payable under any Finance Document;
(l)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(m)	the nature or scope of the guarantee and indemnity granted under clause 17 (Guarantee and Indemnity);
(n)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents, shall not be made without the prior consent of all the Lenders.

39.2.2
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, Security Agent or the Arranger (as the case may be).

39.2.3
Notwithstanding clauses 39.1 and 39.2.1 to 39.2.2 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

39.3	Releases

Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:
(a)	any Charged Property from the security constituted by any Security Document; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
40	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41	Confidentiality

41.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information
Any Finance Party may disclose to any of its Affiliates and any other person:
(a)	in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;
(b)
in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or
(d)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, and any Finance Party may disclose to a rating agency or its professional advisers or (with the consent of the Borrower) any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.
41.3	Entire agreement
This clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
41.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by applicable law) to the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made pursuant to clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 41 (Confidentiality).
41.6	Continuing obligations
The obligations in this clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 12 — GOVERNING LAW AND ENFORCEMENT
42	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

43	Enforcement

43.1	Jurisdiction of English courts

43.1.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

43.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
43.1.3
This clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:
(a)
irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties
Borrower

Name:	Beta Elephant Inc

Jurisdiction of incorporation	Marshall Islands

Registration number (or equivalent, if any)	39275

English process agent (if not incorporated in England)	Ince Process Agents Ltd 5th Floor, International House, 1 St. Katherine’s Way, London E1W 1AY

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands MH 96960

Address for service of notices	Address: 10F, No. 245, Sec 1, Dunhwa S Road, Taipei, Taiwan 106 Fax: +886 2 2509 3906 Attention: Mr. Hsin Chi Su
Parent

Name of Parent	Solar VLCC Corporation

Jurisdiction of incorporation	Marshall Islands

Registration number (or equivalent, if any)	38165

English process agent (if not incorporated in England)	Ince Process Agents Ltd 5th Floor, International House, 1 St. Katherine’s Way, London E1W 1AY

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands MH 96960

Address for service of notices	Address: 10F, No. 245, Sec 1, Dunhwa S Road, Taipei, Taiwan 106 Fax: +886 2 2509 3906 Attention: Mr. Hsin Chi Su

Alpha Guarantor

Name of Alpha Guarantor	Alpha Elephant Inc.

Jurisdiction of incorporation	Marshall Islands

Registration number (or equivalent, if any)	39274

English process agent (if not incorporated in England)	Ince Process Agents Ltd 5th Floor, International House, 1 St. Katherine’s Way, London E1W 1AY

Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of Marshall Islands MH 96960

Address for service of notices	Address: 10F, No. 245, Sec 1, Dunhwa S Road, Taipei, Taiwan 106 Fax: +886 2 2509 3906 Attention: Mr. Hsin Chi Su
Noel

Name of Noel	Noel Venture Ltd.

Jurisdiction of incorporation	Liberia

English process agent (if not incorporated in England)	Ince Process Agents Ltd 5th Floor, International House, 1 St. Katherine’s Way, London E1W 1AY

Registered office	80 Broad Street, Monrovia, Liberia

Address for service of notices	Address: 10F, No. 245, Sec 1, Dunhwa S Road, Taipei, Taiwan 106 Fax: +886 2 2509 3906 Attention: Mr. Hsin Chi Su

The Original Lenders

Name	Deutsche Bank AG, London Branch

Commitment $	57,500,000

Facility office, address, fax number and attention details for notices	1 Great Winchester Street London EC2N 2DB Fax: +44 113 207 9725 Attention: David Crane/Shelley Kirreh

TOTAL	57,500,000

The Agent

Name	Deutsche Bank Luxembourg S.A.

Facility Office, address, fax number and attention details for notices	2, Boulevard Konrad Adenauer L-1115 Luxembourg Fax: +352 421 22659/552 Attention: Banu Ozkutan/Franz-Josef Ewerhardy, International Loans and Agency Services
The Arranger

Name	Deutsche Bank AG, London Branch

Facility Office, address, fax number and attention details for notices	1 Great Winchester Street London EC2N 2DB Fax: +44 113 207 9725 Attention: David Crane/Shelley Kirreh
The Security Agent

Name	Deutsche Bank Luxembourg S.A.

Facility Office, address, fax number and attention details for notices	2, Boulevard Konrad Adenauer L-1115 Luxembourg Fax: +352 421 22659/552 Attention: Banu Ozkutan/Franz-Josef Ewerhardy, International Loans and Agency Services

Schedule 2
Ship information
The Ship

Builder’s Name	Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Hull Number	Hull No. 5327

Date and description of Building Contract:	Shipbuilding contract dated 1 December 2006 and made between H Elephant Corporation and the Builder (as novated to B Elephant Inc and as further novated to Beta Elephant Inc as amended and supplemented by Addendum No 4 (the Building Contract Addendum) dated on or about the date hereof providing for a deferral of the Contract Price in the sum of the aggregate of (a) $25,000,000 (Deferred Instalment I) and (b) $30,000,000 (Deferred Instalment II) and as further amended and/or supplemented from time to time)

Contract Price:	$133,198,497

Flag State:	Marshall Islands

Classification:	as set out in Article I.3 of the Building Contract

Classification Society:	Lloyds Register of Shipping

Major Casualty Amount	$1,000,000

Commercial Manager	Blue Whale Corporation
The Alpha Ship

Builder’s Name	Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Hull Number	Hull No. 5330

Date and description of Building Contract:	Shipbuilding contract dated 8 May 2007 and made
between K Elephant Corporation and the Builder
(as novated to A Elephant Inc and as further
novated to Alpha Elephant Inc and as amended
and/or supplemented from time to time)

Flag State:	Marshall Islands

Commercial Manager	Blue Whale Corporation

Schedule 3
Conditions precedent
Part 1
Conditions precedent to Utilisation
1	Obligors’ corporate documents
(a)	A copy of the Constitutional Documents of each Obligor.
(b)	A copy of a resolution of the board of directors of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents;
(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)
A copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which such Obligor is a party.

(e)	A copy of a resolution of the board of directors of each corporate shareholder of each Obligor approving the terms of the resolution referred to in paragraph (d) above.
(f)
A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(g)	A copy of any power of attorney under which any person is to execute any of the Finance Documents on behalf of any Obligor.
(h)
A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Other documents and evidence
(a)
Evidence that any process agent referred to in clause 43.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the Utilisation Date has accepted its appointment.

(b)
A copy of any other authorisation or other document, opinion or assurance which the Arranger considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	A statement from the Obligors regarding their financial position in a form and substance acceptable to the Agent (acting on the instructions of the Majority Lenders).
(d)	The Co-ordination Agreement duly executed by all parties to it other than the Security Agent.
(e)	The Alpha Guarantee duly executed by the Alpha Guarantor.
(f)
The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

3	Building Contract
A copy, certified by an approved person to be a true and complete copy, of the Building Contract (including the Building Contract Addendum), the Alpha Building Contract (including the Alpha Building Contract Addendum) and the MOU, each to be in an approved form.
4	Junior Security Documents

A copy of each of the Junior Security Documents, duly executed by the parties thereto.

5	“Know your customer” information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

Part 2
Conditions precedent on Delivery
1	Corporate documents
(a)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)
A certificate of an authorised signatory of each other Obligor which is party to any of the Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security
(a)	The Mortgage, the General Assignment and if the Alpha Ship shall have been delivered to the Alpha Guarantor, the remaining Alpha Security Documents each duly executed.
(b)	Any Manager’s Undertaking then required pursuant to the Finance Documents duly executed by the relevant manager.
(c)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.
(d)	The Share Security in respect of the Borrower duly executed by the Parent together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.
3	Bank Accounts
Evidence that any Account required to be established under clause 25 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the Borrower or, as the case may be, the Parent in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that a minimum cash amount of $2,500,000 has been deposited in the Debt Service Reserve Account.

4	Delivery and registration of Ship
Evidence that the Ship:
(i)	is legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(ii)	is operationally seaworthy and in every way fit for service;
(iii)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;
(iv)	is insured in the manner required by the Finance Documents;
(v)	is free of any charter commitment which would require approval under the Finance Documents.
5	Mortgage registration
Evidence that the Mortgage has been registered against the Ship through the relevant Registry under the laws and flag of the relevant Flag State.
6	Legal opinions
(a)
A legal opinion of Norton Rose LLP, 3 More London Riverside, London SE1 2AQ, addressed to the Arranger, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Arranger prior to signing this Agreement.

(b)
A legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or in which an Account opened at Utilisation is established substantially in the form approved by the Arranger prior to signing this Agreement.

7	Contract price
(a)	Confirmation from the Builder that any amount of the Contract Price which is not to be financed by the Loan has been paid or deferred pursuant to the Building Contract Addendum.
(b)	The Effective Date Notice (as defined in the Building Contract Addendum) duly issued under the Building Contract Addendum.

8	Insurance
In relation to the Ship’s Insurances:
(a)	an opinion from insurance consultants appointed by the Arranger on such Insurances;
(b)	evidence that such Insurances have been placed in accordance with clause 23 (Insurance); and
(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.
9	ISM and ISPS Code
Copies of:
(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;
(b)	the safety management certificate in respect of the Ship issued in accordance with the ISM Code;
(c)	the international ship security certificate in respect of the Ship issued under the ISPS Code; and
(d)	if so requested by the Arranger, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.
10	Construction matters
(a)	Evidence that any authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such authorisations are required.
(b)
The original or a copy, certified by an approved person to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the Ship to the Borrower and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the Building Contract.

11	Fees and expenses
Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

12	Survey report
A survey report from approved surveyors obtained not more than ten days before the Utilisation Date evidencing that the Ship is seaworthy and capable of safe operation.
13	Environmental matters
Copies of the Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity (or if the Ship shall not trade to the United States of America from the Delivery Date, a letter from the Borrower confirming that it will obtain the same prior to trading the Ship to the United States of America) and (if requested by the Arranger) an environmental report in respect of the Ship from an approved person.
14	Management Agreement
A copy, certified by an approved person to be a true and complete copy, of any agreement between the Borrower and any Manager relating to the appointment of that Manager.

Schedule 4
Utilisation Request

From:	Beta Elephant Inc.

To:	Deutsche Bank Luxembourg S.A.

Dated:	[•] 2010
Dear Sirs
$57,500,000 Facility Agreement dated [•] 2010 (the “Agreement”)
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Amount:	$ [•]
3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4	The purpose of the Loan is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account including swift code].
5	We acknowledge that the first Interest Period shall expire on [31 July 2010] [31 October 2010] [31 January 2011] [30 April 2011].
6	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Beta Elephant Inc

Schedule 5
Form of Transfer Certificate

To:	Deutsche Bank Luxembourg S.A. as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)
Dated:
$57,500,000 Facility Agreement dated [•] 2010 (the “Agreement”)
1
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 28.5 (Procedure for transfer):
(a)
The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 28.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date]

(b)	The proposed Transfer Date is [•].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 35.2 (Addresses) are set out in the Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 28.4.3 (Limitation of responsibility of Existing Lenders).
4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule
Commitment/rights to be assigned and obligations to be assumed
[insert relevant details]
Facility Office address, fax number
and attention details for notices and account details for payments
[insert relevant details]

[Existing Lender]	[New Lender]
By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed to be as stated above.

[Agent]

By:

Schedule 6
Approved Technical Managers
1.	NOS Shipmanagement Pte Ltd (subject to clause 21.7(c))
2.	Teekay Shipping Limited

Schedule 7
Form of Technical Management Agreement

SIGNATURE PAGE

THE BORROWER

BETA ELEPHANT INC

By:

THE PARENT

SOLAR VLCC CORPORATION

By:

THE ARRANGER

DEUTSCHE BANK AG, LONDON BRANCH

By:

THE AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:

THE SECURITY AGENT

DEUTSCHE BANK LUXEMBOURG S.A.

By:

THE LENDERS

DEUTSCHE BANK AG, LONDON BRANCH

By: